Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 Nos. 333-228493, 333-230572, 333-270707, 333-278234, 333-291656 and 333-294094 of Eton Pharmaceuticals, Inc. of our report dated March 18, 2025 on the balance sheet of Eton Pharmaceuticals, Inc. as of December 31, 2024 and the related statements of operations, stockholders’ equity, and cash flows, and the related notes thereto, for the year ended December 31, 2024, appearing in this Annual Report on Form 10-K of Eton Pharmaceuticals, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Oakbrook Terrace, Illinois

March 19, 2026